UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 20, 2008
HERCULES OFFSHORE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51582	56-2542838

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas		77046

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (713) 350-5100
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Randall D. Stilley has resigned as Chief Executive Officer and President of the Company effective June 20, 2008. He has also resigned from the Company’s board of directors effective June 20, 2008. The board of directors has appointed John T. Rynd as the Company’s new Chief Executive Officer and President and a director of the Company, effective June 20, 2008.
In connection with Mr. Stilley’s resignation, the Company and Mr. Stilley entered into a separation agreement that provides Mr. Stilley with the payments and benefits which he would have been entitled to receive under his existing employment agreement had he been terminated by the Company, including the accelerated vesting of 95,000 stock options originally granted on November 1, 2005, 66,667 stock options originally granted on February 12, 2007 and 110,000 stock options originally granted on February 14, 2008. In addition, the separation agreement provides for the immediate vesting of 20,000 shares of restricted stock originally granted to Mr. Stilley pursuant to the terms of the Restricted Stock Agreement dated February 12, 2007. The separation agreement also includes customary release of claims by Mr. Stilley and mutual non-disparagement covenants. The separation agreement also releases Mr. Stilley from his obligation to refrain from competition with the Company.
In connection with Mr. Rynd’s appointment as Chief Executive Officer and President, the Company and Mr. Rynd entered into an executive employment agreement. The employment agreement with Mr. Rynd provides for, among other things, (i) a term through February 28, 2011, unless otherwise extended, (ii) an annual base salary at least equal to twelve times the highest monthly base salary paid or payable to Mr. Rynd in the previous twelve months, which, after January 1, 2009, is not to be lower than $700,000, (iii) the opportunity to receive an annual performance bonus of up to 200% of his annual base salary, with a target bonus of 100% of his annual base salary, beginning in fiscal 2009, and (iv) severance benefits payable to Mr. Rynd in the event that his employment is terminated in certain circumstances. These severance benefits include the following: (a) if there is no change in control of the Company, in the event that Mr. Rynd’s employment is terminated without cause, or if he terminates the agreement for good reason, Mr. Rynd will receive a lump-sum payment equal to two times the sum of (x) his annual base salary, and (y) his bonus paid or payable with respect to the most recently completed fiscal year; and (b) following a change in control of the Company, in the event Mr. Rynd’s employment is terminated without cause, or if he terminates his employment for good reason, Mr. Rynd will receive a lump-sum payment equal to three times the sum of (x) his annual base salary, and (y) his highest bonus paid or payable with respect to the two fiscal years most recently completed prior to the termination. The agreement also provides for certain benefits in the event Mr. Rynd’s employment is terminated as a result of his death or disability. The agreement requires notice that the term of the agreement will not be extended at least 12 months in advance of an otherwise scheduled termination date. In the event no notice is given, the term of the agreement automatically extends for two years.
In addition, the compensation committee of the board of directors granted Mr. Rynd options to purchase 36,000 shares of the Company’s common stock and awarded Mr. Rynd 15,000 shares of restricted stock, each having a grant date of June 23, 2008. The exercise price of the options will be the closing price of the Company’s common stock on the NASDAQ Global Select Market on June 23, 2008.
The foregoing summaries of the separation agreement with Mr. Stilley and the employment agreement with Mr. Rynd do not purport to be complete and are qualified in their entirety by reference to the agreements, which are filed as Exhibits 10.2 and 10.3 hereto and are incorporated herein by reference.
The press release issued by the Company on June 23, 2008 is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated as of June 20, 2008, between Hercules Offshore, Inc. and Randall D. Stilley

10.2	Executive Employment Agreement dated as of June 20, 2008, between Hercules Offshore, Inc. and John T. Rynd

99.1	Press release dated June 23, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 23, 2008

HERCULES OFFSHORE, INC.

By:	/s/ James W. Noe
Name:	James W. Noe
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement dated as of June 20, 2008, between Hercules Offshore, Inc. and Randall D. Stilley

10.2	Executive Employment Agreement dated as of June 20, 2008, between Hercules Offshore, Inc. and John T. Rynd

99.1	Press release dated June 23, 2008